Exhibit 10.3

Without Prejudice and Subject to Contract

Instinet Group Incorporated

-and-

Natan Tiefenbrun

Compromise Agreement

Without Prejudice and Subject to Contract

This Agreement is between:

Instinet Group Incorporated whose registered office is at 3 Times Square, New York, New York (the “Employer”); and

Natan Tiefenbrun of 25 Greenfield, East Finchley, London, N2 9AF (“you”).

1	Termination of employment

You are employed by the Employer under an Employment Agreement dated 1 November 2003 (“the Employment Agreement”). Your employment terminated on 30 June 2005 by reason of mutual agreement. 30 June 2005 shall be the “Date of Termination” in this Agreement and the effective date of termination for the purposes of the Employment Agreement.

2	Termination payment and arrangements

2.1	Within 30 business days of the Date of Termination you will receive the remainder of the Accrued Obligations as defined in clause 7(f)(i) of the Employment Agreement, namely reimbursement of business expenses as provided for in that clause. For the avoidance of doubt, you have no accrued but unpaid holiday entitlement and you have received salary to the Date of Termination.

2.2	In consideration of the termination of your employment with the Employer, without admission of liability, the Employer will pay you payments listed at paragraphs (A), (B) and (C) of clause 7(f)(i), amounting to a total of £1,637,986 (one million, six hundred and thirty seven thousand, nine hundred and eighty six pounds) (“the Termination Entitlement”) and provide the medical insurance cover benefit from paragraph (D) of clause 7(f)(i) of the Employment Agreement. Subject to the provisions of clause 2.3 below, the Termination Entitlement will be paid to you in nine equal monthly instalments of £121,332 on or before the 15th day of the month, the first such instalment to be paid by 15 July 2005, and a further payment of £545,998 to be paid by 31 July 2006, in all cases subject to basic rate tax only. For the avoidance of doubt, no other benefits continue beyond the Date of Termination including but without limitation your pension membership of the Reuters Pension Fund in which you will become a deferred member as of the Date of Termination. The continuing benefits are taxable.

2.3	In the event that Silver Lake Partners LP and/or an entity owned or controlled by Silver Lake Partners LP and/or its affiliates acquires control (as defined in section 840 of the Income and Corporation Taxes Act 1988) of the Employer and Silver Lake Partners LP subsequently ceases before 31 July 2006 to own directly or indirectly or via any aforementioned entity owned or controlled by Silver Lake Partners LP and/or its affiliates at least 50% of the issued share capital carrying voting rights of the Employer, such of the Termination Entitlement that remains due and unpaid will become immediately due and will be paid with immediate effect.

2.4	The payments and provision of benefits in respect of the Termination Entitlement will be conditional upon the Employer receiving on or before Tuesday 12 July 2005 this Agreement signed by all parties and certified by your Adviser.

2.5	In consideration of the Employer entering into this Agreement you agree that during the period from the Date of Termination to 30 June 2006 you will not, directly or indirectly become employed by, engage in business with, serve as an agent or consultant to, or become a partner, member, principal, stock holder or other owner (other than the holder of less than 1% of the outstanding voting shares of any publicly held company) of:

(a)	any person, firm, company or association that carries on the provision of secondary equity sales, trading, execution or payment services for institutional clients or broker dealers in competition with or seeking to be in competition with the Employer and all other businesses of any Group Company with which you are or have been directly and materially concerned at any time in the 12 months preceding the Date of Termination, including for the avoidance of doubt, ITG, Neonet and etrade Institutional; and/or

(b)	that part of any person, firm, company or association that carries on the provision of secondary equity sales, trading, execution or payment services for institutional clients or broker dealers in competition with or seeking to be in competition with the Employer and all other businesses of any Group Company with which you are or have been directly and materially concerned at any time in the 12 months preceding the Date of Termination;

Provided that you will not be prevented for working for part of any firm, company or association in any function that does not involve you in the provision of secondary equity sales, trading, execution or payment services for institutional clients or broker dealers.

3	Payment of salary, benefits and expenses

3.1	Payment of the Accrued Obligations and the Termination Entitlement will be subject to all appropriate deductions for tax and national insurance.

3.2	Unless stated elsewhere in this Agreement, all entitlement to salary and benefits will cease on the Date of Termination.

3.3	Your options under the Instinet 2000 Stock Option Plan and your performance shares under the Instinet 2004 Performance Share Plan will be dealt with under the rules of the above schemes.

3.4	Any unreimbursed business expenses payable as part of the Accrued Obligations must be supported by the appropriate documentation given to the Employer within 7 days of the Date of Termination.

3.5	Any overpayments or payments due from you to the Employer on the termination of employment or otherwise may be deducted from any sums to be paid to you under this Agreement, however the Employer confirms that it is not aware that any such sums are due.

4	Full settlement

4.1	You accept the Accrued Obligations and Termination Entitlement in full and final settlement of all claims including but without limitation the Specific Claims which you have intimated and/or hereby intimate that you have or may have against the Employer and/or any Group Company and/or any Specified Person arising out of or in connection with your employment and its termination and the holding of any office or loss of such office however such claim arises and whether arising under common law, statute or otherwise and whether arising in the United Kingdom, the State of New York, the United States or any other country in the world including but not limited to any claim that arises under any directive or other legislation applicable within or outside the European Union and any claim of which you are not aware or could not be aware.

4.2	You therefore acknowledge and agree that this Agreement is intended to be and constitutes a valid Release and Discharge of Claims for the purposes of clause 7(f)(i) of the Employment Agreement. In consideration of the promises herein, you release and discharge the Employer and its affiliates from any and all liability, and waive any and all rights of any kind and description that you have or may have against the Employer as of the date of this Agreement including but not limited to any asserted and unasserted claims arising from any employment relations laws, tort, tortuous course of conduct, contract including without limitation any claims arising under the Employment Agreement, any other employment contract, service agreement, offer letter or secondment letter, public policy, statute, common law, and equity, and claims for wages and benefits, monetary and equitable relief, punitive and compensatory relief, and attorneys’ fees and costs. The foregoing notwithstanding, your release and waiver do not apply to:

(a)	your rights arising out of this Agreement;

(b)	any accrued and vested payouts or benefits under the Employer’s qualified benefit plans, the Instinet 2000 Stock Option Plan, the Instinet 2004 Performance Share Plan and/or the Reuters Pension Fund;

(c)	any rights that you may have to indemnification by the Employer for acts undertaken by you within the scope of your duties while employed by the Employer, and in this regard the Employer confirms that it will maintain run off Directors & Officers Liability insurance cover in respect of all offices that you held in the Employer and/or its Group Companies including but not limited to those companies listed at Schedule 1 to this Agreement;

(d)	any claim for personal injury, albeit that you confirm that you are not aware of any circumstances which may give rise to any such claim as at the date of this Agreement.

4.3	It is a condition of this Agreement that you have not brought and will not bring any proceedings in respect of any claim referred to above in any Employment Tribunal or court or otherwise. Should you bring (or have brought) any such proceedings, without prejudice to any other rights or remedies that the Employer or, as the case may be, any relevant Group Company or Specified Person may have, you undertake immediately to repay to the Employer as a debt the Termination Entitlement and any sums due under this Agreement but not yet paid will cease to be payable.

4.4	The provisions of this Clause shall not prevent you bringing proceedings in a court to enforce this Compromise Agreement or in respect of accrued pension rights or in respect of any personal injury of which you are not aware or could not reasonably have been aware at the time of signing this Agreement but shall prevent you bringing proceedings in respect of such matters in an Employment Tribunal.

5	Non-financial obligations

In exchange for the Employer agreeing to its non-financial obligations set out below, you agree to the following:

Resignation from offices

(a)	By signing this Agreement you agree to provide such assistance to the Employer and any relevant Group Company and to execute such documents as are reasonably necessary to effect your resignation from the board of directors of the Employer and any Group Company referred to in Schedule 1 with such resignations to take effect on or before 30 June 2005. You will do such further things as the Employer and any of the Group Companies may reasonably request to give full effect to your board resignations.

Confidentiality

(b)	You affirm that you will abide by your duty of confidentiality together with the terms expressed to have effect after termination of employment under clauses 8, 10 and 11 of the Employment Agreement and will not at any time after the Date of Termination use or disclose to any person any trade secrets or other confidential information relating to the Employer or any Group Company, their clients, affairs, finances or business other than information which is generally known or easily accessible by the public unless it is so known or accessible because of a breach of your obligations.

Employer’s property

(c)	You confirm you have returned to Colin Peters at your former workplace (or any other location reasonably requested by the Employer) all property belonging to the Employer or to a Group Company or which you have in your possession or under your control in connection with your employment including but not limited to documents (and copies of documents), board minutes, keys, passes, credit or charge cards, computers, software and mobile phones and property in the possession of your Adviser.

(d)	You confirm you have forwarded all copies of any documents or information belonging to the Employer on a personal computer to the Employer and irretrievably deleted all copies.

(e)	You agree that the Termination Entitlement is conditional upon you fully complying with clauses 5(c) and (d).

Detrimental remarks

(f)	You will not directly or indirectly publish or otherwise make any statement in relation to the Employer or Group Company or a Specified Person which is intended to or might reasonably be expected to damage the reputation of or be detrimental to or otherwise critical of the Employer, the Group Company or the Specified Person. You warrant that you have not already published or made any such statements as at the date of signing the Agreement.

Confidentiality of settlement and statements

(g)	You agree to keep confidential and not disclose, other than in confidence to professional advisers, immediate family or as required by law, the terms of this Agreement.

(h)	You agree further that, if asked to respond to a question of fact as to the reason or reasons why your employment has ended, you will state (and only state) that matters were resolved by consent and on a confidential basis.

Passwords

(i)	On request by the Employer you undertake to disclose to the Employer all passwords to all password protected files, software and hardware which have been created or protected by you and which are on the Employer’s or any Group Company’s computers.

Connection with Employer

(j)	You will not wrongfully represent yourself as continuing to be employed by or otherwise connected in any way with the Employer or Group Company after the Date of Termination.

6	Non-financial obligations of the Employer

In exchange for you agreeing to enter into your non-financial obligations set out above, the Employer agrees to the following:

Reference

(a)	Reference requests should be addressed to the Colin Peters in the HR Department. If Colin Peters receives a request for a reference in respect of you, the Employer will, subject to its legal duties and as long as the request is not for answers to specific questions, respond in the terms of the draft standard reference attached at Schedule 2 to this Agreement and will, so far as practicable, having regard to any questions asked, respond to telephone or other enquiries concerning you in broadly consistent terms.

Detrimental remarks

(b)	The Employer agrees to instruct the European Management Committee not directly or indirectly to publish, authorise or otherwise make any statement in respect of you which is intended to or might reasonably be expected to damage your reputation or be detrimental to or otherwise critical of you.

Confidentiality of settlement

(c)	The Employer agrees to keep confidential and not disclose (other than in confidence to its professional advisers, senior management, and members of the HR department) the terms of this Agreement save as may be required by law or by any regulatory authority.

Comments

(d)	The Employer agrees further that, if asked to respond to a question of fact as to the reason or reasons why your employment has ended, the Employer will state (and only state) that matters were resolved by consent and on a confidential basis.

7	Undisclosed breaches

You warrant that you have not committed any breaches of your duties as an employee or of your fiduciary duties to the Employer or any Group Company which at the time of the breach would have entitled the Employer to terminate your employment without notice or for cause.

8	Taxation indemnity

8.1	You will be wholly responsible for any tax and employees’ National Insurance contributions arising by reason of the Termination Payment and other arrangements set out in this Agreement (other than any income tax or employees’ National Insurance contributions deducted at source by the Employer).

8.2	You agree to indemnify and keep the Employer (and each Group Company) indemnified against any liability of the Employer or such Group Company to pay any further income tax or employees’ National Insurance contributions, interest, penalties and gross-up relating to payments and arrangements made under this Agreement provided that before making any further payment of tax or any other statutory deductions in relation to the payments made and benefits provided under this Agreement, the Employer will use reasonable endeavours to inform you of the body claiming that the payment is due, provide you with all copy documentation it believes is relevant to the claim, give you or your advisors a reasonable opportunity (if practicable) to write to the relevant body disputing the claim. This indemnity shall not apply in relation to income tax and employees’ National Insurance contributions deducted at source and penalties or interest referable to such deductions.

8.3	The Employer gives no warranty as to the amount of tax or National Insurance contributions that may be chargeable by reason of the Accrued Obligations, Termination Entitlement and arrangements set out in this Agreement.

9	Third parties

Any Group Company or Specified Person may enjoy the benefit and enforce the terms of this Agreement in accordance with the Contracts (Rights of Third Parties) Act 1999. Notwithstanding this, neither the Employer nor you require the consent of any Group Company or Specified Person to rescind or vary this Agreement at any time, even if that variation or rescission affects the benefits conferred on such Group Company or Specified Person.

10	Payment of legal fees

The Employer will pay to the firm at which your Adviser practises a sum not exceeding £5,000 inclusive of VAT within 30 days of receipt of an invoice addressed to you but marked payable by the Employer in respect of your legal fees wholly and exclusively incurred in connection with the termination of your employment and the concluding of this Agreement.

11	Reliance on representations

By signing this Agreement, you confirm that you are not entering into this Agreement in reliance upon any oral or written representation made to you by or on behalf of the Employer.

12	Conditions regulating compromise agreements

12.1	This Agreement is intended in particular (but without limitation) to address the Specific Claims.

12.2	The conditions regulating compromise agreements under the provisions of section 203 of the Employment Rights Act 1996, section 77 of the Sex Discrimination Act 1975, section 72 of the Race Relations Act 1976, section 288 of the Trade Unions and Labour Relations (Consolidation) Act 1992, Schedule 3A of the Disability Discrimination Act 1995, regulation 35 of the Working Time Regulations 1998, part 1 of Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003 and part 1 of Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003 and section 49 of the National Minimum Wage Act 1998, regulation 41 of the Transnational Information and Consultation of Employees Regulations 1999 (as such legislation has been or is amended from time to time) have been satisfied.

13	Binding Agreement

Once signed by the Employer, you and your Adviser, this Agreement will become a binding agreement even if still marked without prejudice and subject to contract.

14	Confirmation regarding your Adviser

14.1	You confirm that you have received advice from your Adviser regarding the terms and effect of this Agreement and in particular its effect on your ability to pursue your rights before an employment tribunal. You warrant that you have agreed these terms and conditions in the light of this advice.

14.2	Payment of the Accrued Obligations and the Termination Entitlement is conditional upon your Adviser executing the certificate set out below or delivering to the Employer a letter giving the certificate set out at Schedule 4.

15	Proper Law and jurisdiction

This Agreement will be governed by the laws of England and Wales and the Courts of England and Wales will have exclusive jurisdiction to adjudicate any disputes arising under it.

16	Definitions

In this Agreement:

“Group Company” means any holding company or subsidiary of the Employer from time to time and any subsidiary of any holding company of the Employer (other than the Employer) from time to time, where holding company and subsidiary have the meanings given in section 736 of the Companies Act 1985 but applied to companies established or registered in any part of the world (and includes without limiting the foregoing Instinet Global Services Limited and Instinet Europe Limited).

“Adviser” means Joanna Blackburn of Mishcon De Reya of Summit House, 12 Red Lion Square, London WC1R 4QD.

“Specific Claims” means a claim relating to unfair dismissal, breach of contract, unlawful deductions from and receipt of wages, equal pay, discrimination on the grounds of sex, marital status, sexual orientation, religion, religious belief or similar philosophical belief, race, nationality, colour, ethnic or national origins or disability, redundancy pay, working time and statutory holiday rights, written reasons for dismissal, written particulars, itemised payslips, guarantee payments, detrimental treatment under Part V of the Employment Rights Act 1996, statutory rights to take time off work and/or payment in respect of time off; suspension from work on medical grounds and/or for payment during suspension, parental leave, flexible working arrangements, statutory rights to be accompanied at disciplinary and grievance meetings.

“Specified Person” means the Employer’s or any Group Company’s former or existing shareholders, directors, officers or employees.

The	parties indicate their agreement by signing below.

/s/ Natan Tiefenbrun		/s/ John F. Fay
Signed by Natan Tiefenbrun		Signed on behalf of the Employer

Dated	July 12, 2005	Dated	July 12, 2005

Schedule 1

Schedule 2

Agreed reference

Private and Confidential

Schedule 3

Termination Entitlement

Schedule 4

Certificate	of Employee’s Adviser

I, Joanna Blackburn of Mishcon De Reya certify as follows:

1.	I have advised Natan Tiefenbrun as to the terms and effect of the compromise agreement set out above and in particular its effect on his ability to pursue his rights before an Employment Tribunal.

2.	At the time that I gave the said advice, I was a Solicitor of the Supreme Court of England and Wales holding a current practising certificate and there was in force a contract of insurance (or an indemnity provided for members of a profession or professional body) covering the risk of a claim by the above in respect of loss arising in consequence of the advice I gave.

3.	I am not employed by or acting (nor is my firm acting) for the Employer or any Group Company (as those expressions are defined in the compromise agreement).

Signed
Date